Exhibit 10.2

HEDGE PURCHASE AND SALE AGREEMENT

between

VITRUVIAN EXPLORATION, LLC

as Seller

and

GEOMET, INC.

as Buyer

dated

October 14, 2011

i

8.2	Place of Closing	6
8.3	Closing Obligations	6

ARTICLE IX MISCELLANEOUS		7

9.1	Exhibits and Schedules	7
9.2	Expenses and Taxes	7
9.3	Assignment	7
9.4	Preparation of Agreement	7
9.5	Publicity	7
9.6	Notices	8
9.7	Further Cooperation	8
9.9	Entire Agreement; Conflicts	9
9.10	Parties in Interest	9
9.11	Amendment	9
9.12	Waiver; Rights Cumulative	9
9.13	Conflict of Law Jurisdiction; Venue; Jury Waiver	9
9.14	Severability	10
9.16	Counterparts	10

ii

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	—	Form of Novation

Schedule 1.1	—	Hedges
Schedule 4.7	—	Litigation

iii

HEDGE PURCHASE AND SALE AGREEMENT

This HEDGE PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 14th day of October, 2011, and is between Vitruvian Exploration, LLC, a Delaware limited liability company (“Seller”), and GeoMet, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes referred to herein each, individually, as a “Party,” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase from and pay Seller for, the Hedges (as hereinafter defined).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in this Section 1.1, unless the context otherwise requires. Capitalized terms not defined below shall have the meanings set forth in the Oil and Gas Asset Purchase and Sale Agreement.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Assets” shall mean, collectively, all of Seller’s right, title and interest in and to the Hedges.

“Buyer” shall have the meaning set forth in the introductory paragraph.

“Closing” shall have the meaning set forth in Section 8.1.

“Closing Date” shall have the meaning set forth in Section 8.1.

“Confidentiality Agreement” shall mean that certain letter agreement regarding confidentiality, dated as of June 6, 2011, between Buyer and Seller.

“Effective Time” shall mean 9:00 a.m. (local time where the Assets are located) on July 1, 2011.

“Encumbrance” shall mean any lien, security interest, pledge, charge or similar encumbrance.

“Excluded Assets” shall mean (a) all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time, and (b) any swap, future, forward, derivative transaction, option or other similar contract (except for the Hedges).

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government, any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hedge Counterparty” shall mean BNP Paribas.

“Hedges” means those swap, future, forward, derivative transactions, options and other similar contract set forth on Schedule 1.1.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Novation” shall mean a Novation in substantially the form of Exhibit A.

“Oil and Gas Asset Purchase and Sale Agreement” shall mean that certain Purchase and Sale Agreement between Seller and Buyer of even date herewith covering all of Seller’s oil and gas properties located in Alabama and West Virginia.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Seller” shall have the meaning set forth in the introductory paragraph.

“Side Letter” shall mean that certain side letter agreement, dated October 14, 2011, between Buyer and Seller.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Effective Time. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and Buyer agrees to purchase and pay for, the Assets.

2.2 Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.

2.3 Revenues and Expenses. Seller shall be entitled to all of the rights of ownership attributable to the Assets attributable to the period of time prior to the Effective Time. Buyer shall be entitled to all of the rights of ownership attributable to the Assets from and after the Effective Time.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The aggregate purchase price for the Assets shall be Seven Million Eight Hundred Sixty-Eight Thousand Five Hundred Eighty-Five Dollars and no cents ($7,868,585.00) (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Buyer to Seller at the Closing by wire transfer in same day funds to a bank account of Seller (the details of which shall be provided by Seller to Buyer by notice given at least three (3) Business Days prior to the Closing Date).

3.2 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a) The Purchase Price shall be adjusted upward by an amount equal to the aggregate amount of all payments made by Seller (or any of its Affiliates) with respect to any Hedges settled after the Effective Time with respect to production attributable to any period of time from and after the Effective Time or as otherwise agreed upon by Seller and Buyer.

(b) The Purchase Price shall be adjusted downward by an amount equal to the aggregate amount of all payments received by Seller (or any of its Affiliates) with respect to any Hedges settled after the Effective Time with respect to production attributable to any period of time from and after the Effective Time or as otherwise agreed upon by Seller and Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the matters specifically listed or disclosed in the Schedules to this Agreement, Seller represents and warrants to Buyer, as of the date hereof and as of the Closing, the following:

4.1 Organization, Existence and Qualification. Seller is a limited liability company duly formed and validly existing under the Laws of the State of Delaware.

4.2 Authority, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary company action on the part of Seller. This Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflicts. Assuming the receipt of all consents and approvals from the Hedge Counterparty in connection with the transactions contemplated hereby the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Seller, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Hedge, indenture, license or other material agreement to which Seller is a party or by which Seller or the Assets may be bound or (c) violate any Law applicable to Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

4.4 Ownership and Consents. Seller owns good title to the Hedges subject to no claims of any Third Parties. Other than consent of the Hedge Counterparty, there are no restrictions on assignment, including requirements for consents from Third Parties to the Novation and assignment of the Hedges that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller.

4.5 Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or any Affiliate of Seller.

4.6 Foreign Person. Seller is not a disregarded entity as defined in Treasury Regulation §1.445-2(b)(2)(iii). Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

4.7 Litigation. Except as set forth in Schedule 4.7, there is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to Seller’s Knowledge, threatened, against Seller with respect to the Assets.

ARTICLE V

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing, the following:

5.1 Organization, Existence and Qualification. Buyer is a corporation duly formed and validly existing under the Laws of the State of Delaware and Buyer has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets (to the extent such qualification is required by Law), except where the failure to be so qualified would not, individually or in the aggregate, have (or be reasonably expected to have) a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.2 Authority, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement is the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would, individually or in the aggregate, not have (or be reasonably expected to have) a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.4 Consents. There are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case) that Buyer is required to obtain in connection with the transfer of the Assets from Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Buyer.

5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer or any Affiliates of Buyer.

5.6 Litigation. There is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to Buyer’s knowledge, threatened in writing against Buyer, that would, individually or in the aggregate, have (or be reasonably expected to have) a Material Adverse Effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.7 Financing. Buyer shall have, as of the Closing, sufficient cash in immediately available funds and/or credit capacity under its credit facility with which to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

ARTICLE VI

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject to the satisfaction by Seller (or at Buyer’s option, waiver by Buyer), on or prior to the Closing, of each of the following conditions (except for those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions):

6.1 Conditions under Oil and Gas Asset Purchase and Sale Agreement. All conditions precedent for Buyer’s obligation to consummate the transactions provided for in the Oil and Gas Asset Purchase and Sale Agreement shall be satisfied by Seller (or at Buyer’s option, waived by Buyer) on or prior to the Closing and the Oil and Gas Asset Purchase and Sale Agreement shall have been consummated simultaneously herewith.

6.2 Performance. Seller shall have performed or complied (in all material respects) with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

6.3 No Legal Proceedings. No material suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority that seeks to restrain, prohibit, enjoin or declare illegal, or seeks substantial damages in connection with, in each case, the transactions contemplated by this Agreement.

6.4 Closing Deliverables. Seller and the Hedge Counterparty shall have executed and delivered to Buyer the Novation.

ARTICLE VII

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject to the satisfaction by Buyer (or at Seller’s option, waiver by Seller), on or prior to the Closing, of each of the following conditions (except for those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions):

7.1 Conditions under Oil and Gas Asset Purchase and Sale Agreement. All conditions for Seller’s obligation to consummate the transactions provided for in the Oil and Gas Asset Purchase and Sale Agreement shall be satisfied by Buyer (or at Seller’s option, waived by Seller) on or prior to the Closing and the Oil and Gas Asset Purchase and Sale Agreement shall have been consummated simultaneously herewith.

7.2 Performance. Buyer shall have performed or complied (in all material respects) with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

7.3 No Legal Proceedings. No material suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority, that seeks to restrain, prohibit, enjoin or declare illegal, or seeks substantial damages in connection with, in each case, the transactions contemplated by this Agreement.

7.4 Closing Deliverables. Buyer and the Hedge Counterparty shall have executed and delivered to Seller the Novation.

ARTICLE VIII

CLOSING

8.1 Date of Closing. Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on the day that the Oil and Gas Asset Purchase and Sale Agreement is consummated. The date of the Closing shall be the “Closing Date.”

8.2 Place of Closing. The Closing shall be held at the offices of Vinson & Elkins L.L.P. located at 1001 Fannin Street, Suite 2500, Houston, Texas 77002.

8.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller, Buyer and the Hedge Counterparty shall execute, acknowledge and deliver the Novation.

(b) Buyer shall deliver to Seller, to the account(s) designated by Seller, the Purchase Price.

(c) Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2), certifying that it is not a foreign person within the meaning of Section 1445 of the Code.

(d) Seller (and/or one or more of its Affiliates) and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

ARTICLE IX

TERMINATION, DEFAULT AND REMEDIES

9.1 Right of Termination. This Agreement and the transactions contemplated herein shall be automatically terminated without any further act or notice by any Party in the event the Oil and Gas Asset Purchase and Sale Agreement is terminated pursuant to its terms, and the Agreement may be otherwise terminated at any time prior to the Closing by written consent of the Parties.

9.2 Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated then this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the willful breach by a Party of any of its covenants or agreements hereunder.

ARTICLE X

MISCELLANEOUS

10.1 Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement constitutes a part of this Agreement and are incorporated herein for all purposes. Seller or Buyer and their respective counsel have received a complete set of the Exhibits and Schedules prior to and as of the execution of this Agreement.

10.2 Expense and Taxes. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including all legal and accounting fees, costs and expenses. Each of Seller and Buyer shall pay all income, franchise, margin and similar Taxes imposed on it or any of its Affiliates by Law in connsection with the transactions contemplated under this Agreement.

10.3 Assignment. This Agreement may not be assigned by Buyer without the prior written consent of Seller. In the event Seller consents to any such assignment, such assignment shall not relieve Buyer of any obligations and responsibilities hereunder.

10.4 Preparation of Agreement. Seller, Buyer and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

10.5 Publicity.

(a) Buyer shall not make or issue any press release or other public announcements concerning the transactions contemplated by this Agreement without the prior written consent of Seller (such consent not to be unreasonably withheld or delayed).

(b) Nothing in this Section 10.5 shall prohibit Buyer from issuing or making a public announcement or statement if Buyer deems it necessary to do so in order to comply with any Law or the rules of any stock exchange upon which Buyer’s or Buyer’s Affiliate’s capital stock is traded; provided, however, that, to the extent possible, Buyer shall give Seller at least two (2) Business Days prior notification of its intent to issue or make any such public announcement or statement.

10.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by United States Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation by the receiving Party), addressed to Seller or Buyer, as appropriate, at the address for such Person shown below or at such other address as Seller or Buyer shall have theretofore designated by written notice delivered to the other Party pursuant hereto:

If to Seller:

Vitruvian Exploration, LLC

4 Waterway Square, Suite 400

The Woodlands, Texas 77380

Attention: Ed Donahue

Phone: (832) 458-3202

Fax: (832) 458-3102

If to Buyer:

GeoMet, Inc.

909 Fannin Street, Suite 1850

Houston, Texas 77002

Attention: J. Darby Seré

Phone: (713) 287-2253

Fax: (713) 659-3855

Any notice given in accordance with this Section 10.6, shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission, (in each case) during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Seller or Buyer may change the address and facsimile numbers to which such communications are to be addressed by giving written notice to the other in the manner provided in this Section 10.6.

10.7 Further Cooperation. If any Party receives monies belonging to the other Party, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party and such obligation is partially an obligation of both Parties, then the Parties shall consult with each other and each Party shall promptly pay its portion of such obligation to the obligee.

10.8 Entire Agreement; Conflicts. THIS AGREEMENT, THE SIDE LETTER, THE EXHIBITS AND SCHEDULES HERETO AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF (INCLUDING THAT CERTAIN LETTER OF INTENT, DATED AS OF AUGUST 2, 2011, BY AND BETWEEN THE PARTIES AND, EXCEPT WITH RESPECT TO ANY OBLIGATIONS ARISING THEREUNDER PRIOR TO THE DATE HEREOF, THAT CERTAIN ACCESS AGREEMENT, DATED AS OF AUGUST 10, 2011, BY AND BETWEEN THE PARTIES, AS AMENDED FROM TIME TO TIME). THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG SELLER AND BUYER RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT OR SCHEDULE HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY EXHIBIT OR SCHEDULE HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 10.8.

10.9 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Seller, Buyer, their respective successors and permitted assigns.

10.10 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties.

10.11 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party hereto waiving compliance. No course of dealing on the part of Seller or Buyer, their respective Affiliates or their respective officers, employees, agents or representatives nor any failure by Seller or Buyer to exercise any of its rights under this Agreement, shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by Seller or Buyer of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other term, covenant, representation or warranty in this Agreement. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

10.12 Conflict of Law Jurisdiction; Venue; Jury Waiver.

(a) THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF TEXAS.

(b) THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED ON, RELATED TO, OR ARISING OUT OF (IN WHOLE OR IN ANY PART IN ANY WAY) THIS AGREEMENT (AN “ACTION”).

(c) WITH RESPECT TO ANY ACTION, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE DISTRICT COURT FOR HARRIS COUNTY, TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR FEDERAL COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

10.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

10.14 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties. A facsimile or email transmission of a scanned, executed counterpart of this Agreement shall be sufficient to bind a Party to the same extent as an original.

Signature Page Follows.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

VITRUVIAN EXPLORATION, LLC

By:	/s/ Ed Donahue
Name:	Ed Donahue
Title:	Chief Financial Officer

BUYER:

GEOMET, INC.

By:	/s/ J. Darby Seré
Name:	J. Darby Seré
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement